As filed with the Securities and Exchange Commission on June 27, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MFA FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	13-3974868
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Vanderbilt Ave., 48th Floor, New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

MFA Financial, Inc. 401(k) Savings Plan

(Full title of the plan)

Craig L. Knutson

Chief Executive Officer and President

MFA Financial, Inc.

One Vanderbilt Ave., 48th Floor

New York, New York 10017

(212) 207-6400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Harold E. Schwartz Senior Vice President, General Counsel and Secretary MFA Financial, Inc. One Vanderbilt Ave., 48th Floor New York, New York 10017 (212) 207-6400	Robert K. Smith, Esq. Hunton Andrews Kurth LLP 2200 Pennsylvania Ave NW Washington, DC 20037 (202) 955-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

MFA Financial, Inc. (the “Company,” “we” or “our”) is filing this registration statement on Form S-8 to register 40,000 shares of our 7.50% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), under the MFA Financial, Inc. 401(k) Savings Plan (the “Plan”). The Company previously filed a registration statement on Form S-8 (File No. 333-224986) relating to shares of its common Stock, $0.01 par value per share, issuable under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Parts I and II of Form S-8 have been or will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and made a part hereof:

(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on February 24, 2023;

(b) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Commission on May 4, 2023;

(c) the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 24, 2023;

(d) the Registrant’s Current Reports on Form 8-K, filed with the Commission on each of April 21, 2023 and June 8, 2023; and

(e) the description of the shares of capital stock contained in the Registration Statement on Form 8-A filed on March 26, 1998, including all amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, excluding in each case, the information, if any, furnished under Items 2.02 or 7.01 on Form 8-K.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

None.

Item 6.	Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify any director or officer or any individual who, while a director or officer of our company, serves our company or, at the request of our company, serves or has served another entity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her status as a director or officer of our company and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter also permits our company to indemnify and advance expenses to any employee or agent of our company.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We maintain directors and officers insurance policies designed to reimburse us for any payments made by us pursuant to the foregoing indemnifications. Pursuant to employment agreements with our executive officers, we are required to maintain such policies during the officers’ employment and for six years thereafter.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Specimen of certificate representing the 7.50% Series B Cumulative Redeemable Preferred Stock (incorporated herein by reference to Exhibit 4.1 to the Company’s Form 8-K, dated April 15, 2013 (Commission File No. 1-13991)).

5.1	The securities registered in this Registration Statement will be purchased in open market transactions. Because no original issuance securities will be offered or sold pursuant to the Plan described in this Registration Statement, no opinion of counsel regarding the legality of the securities being registered hereunder is required.

23.1†	Consent of KPMG LLP.

24.1	Power of Attorney (included on signature page).

107†	Filing Fee Table.

†	Filed herewith.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 27, 2023.

MFA FINANCIAL, INC.

By:	/s/ Craig L. Knutson
Name: Craig L. Knutson
Title: Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig L. Knutson, Stephen D. Yarad and Harold E. Schwartz, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ Craig L. Knutson	Chief Executive Officer, President and Director (Principal Executive Officer)	June 27, 2023
Craig L. Knutson

/s/ Stephen D. Yarad	Chief Financial Officer (Principal Financial Officer)	June 27, 2023
Stephen D. Yarad

/s/ Michael C. Roper	Chief Accounting Officer (Principal Accounting Officer)	June 27, 2023
Michael C. Roper

/s/ Laurie S. Goodman	Director	June 27, 2023
Laurie S. Goodman

/s/ Robin Josephs	Director	June 27, 2023
Robin Josephs

/s/ Francis J. Oelerich III	Director	June 27, 2023
Francis J. Oelerich III

/s/ Lisa Polsky	Director	June 27, 2023
Lisa Polsky

/s/ Sheila A. Stamps	Director	June 27, 2023
Sheila A. Stamps

/s/ Richard C. Wald	Director	June 27, 2023
Richard C. Wald